EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
April 27, 2006

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS
FIRST QUARTER 2006 EARNINGS

BALTIMORE, MD (April 27, 2006) Bay National Corporation (OTCBB:BANI), the bank holding company for Bay National Bank, today reported that net income for the first quarter of 2006 rose 40.2% to $602.1 thousand from $429.5 thousand for the first quarter a year earlier. On a pre-tax basis, first quarter 2006 net income rose 132.7% to nearly $1 million as compared to $429.5 thousand for the first quarter of 2005. Net income per diluted common share was $0.30 for the quarter ended March 31, 2006, a 36.4% increase from the $0.22 per diluted share earned in the first quarter of 2005. Diluted net income per share before taxes was $0.50 for the first quarter of 2006, 127.3% greater than net income per diluted share for the first quarter of 2005 when there was no income tax expense.

At March 31, 2006, total assets were $216.5 million, up 26.2% from the $171.5 million reported a year ago. Net loans rose 35.3% to $200.4 million as of March 31, 2006, as compared to $148.1 million at March 31, 2005. Two loans, totaling $1.1 million, moved into non-accrual status during the first quarter 2006. At March 31, 2006, Bay National Bank’s provision for loan losses was $3.0 million, or 1.47% of total loans. There were no loan charge-offs during the quarter ended March 31, 2006.

Hugh W. Mohler, Chairman and CEO commented, “We are extremely pleased to report such solid financial performance this quarter and feel as strongly as ever about our unique business model and the people executing it.”

Total deposits reached $189.6 million at March 31, 2006, a 22.9% increase from first quarter 2005 numbers. Importantly, core deposits rose 25.3% year-over-year to $152.6 million at March 31, 2006.

Our interest margin and net interest spread were 5.20% and 4.47%, respectively, for the three months ended March 31, 2006, reflecting 26.5% and 24.9% year-over-year increases. “However, the current flat yield curve, repricing of maturing interest-bearing liabilities and competitive loan and deposit pricing may put pressure on our net interest margin for the remainder of 2006,” Mohler noted.

The book value of our common stock increased 21.2% from the year-ago quarter and the market price of the common stock at the close of the first quarter 2006 was $19.15 up 32.1% from the closing price at March 31, 2005.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Such statements, specifically regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF MARCH 31, 2006 and 2005
(dollars in thousands, except per share data)
	2006	2005
Total assets	$216,452	$171,490
Cash and due from banks	2,196	1,163
Federal funds sold and other overnight investments	7,384	18,493
Investment securities available for sale	1,935	1,543
Other equity securities	943	655
Loans, net	200,425	148,080
Deposits	189,630	154,352
Short-term borrowings	569	1,261
Note payable	-	1,250
Subordinated Debt	8,000	-
Stockholders’ equity	16,860	13,867

Common shares outstanding	1,927,894	1,920,194
Book value per share	$8.75	$7.22
Ratio of interest earning assets to interest bearing liabilities	124.82%	128.03%
Stockholders’ equity as a percentage of assets	7.79%	8.09%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 and 2005

Weighted average yield/rate on:	2006	2005
Loans	8.63%	6.54%
Investments and interest bearing cash balances	2.74%	1.79%
Interest bearing liabilities	3.82%	2.47%
Net interest spread	4.47%	3.58%
Net interest margin	5.20%	4.11%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE MONTHS ENDED MARCH 31, 2006 and 2005
(dollars in thousands, except per share data)
	Three Months Ended March 31
	2006	2005
Interest income	$4,307	$2,541
Interest expense	1,602	815
Net interest income	2,705	1,726
Provision for credit losses	-	32
Net interest income after provision for credit losses	2,705	1,694
Non-interest income	140	102
Non-interest expenses	1,846	1,367
Income before income taxes	999	429
Income tax expense	397	-
Net income	$602	$429

PER COMMON SHARE
Basic net income per share	$.31	$.22
Diluted net income per share	$.30	$.22
Average shares outstanding (Basic)	1,926,038	1,919,725
Average shares outstanding (Diluted)	2,010,842	1,986,298

STOCK PRICE
High	$23.00	$15.25
Low	$17.90	$13.20
Close	$19.15	$14.50

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	March 31, 2006	March 31, 2005
Total deposits	$189,630	$154,352
National market certificates of deposit	(33,669)	(22,569)
Variable balance accounts (3 customers as of March 31, 2006 and 2005)	(8,323)	(14,957)
Portion of variable balance accounts considered to be core	5,000	5,000
Core deposits	$152,638	$121,826

Calculation of diluted income before income taxes per share:	Three Months Ended March 31
	2006	2005
Diluted net income per share	.30	.22
Income tax expense per share	.20	-
Diluted income before income taxes per share	.50	.22

PER COMMON SHARE
Average shares outstanding (Basic)	1,926,038	1,919,725
Average shares outstanding (Diluted)	2,010,842	1,986,298